Exhibit (a)(1)(K)

FORM OF SUPPLEMENT TO THE EXCHANGE OFFER

Date:	November 24, 2009
To:	Eligible Optionholders
From:	Winn-Dixie Stores, Inc.
Re:	Supplement to Stock Option Exchange Offer

The exchange offer for all Eligible Option Grants is currently open and available to all Eligible Optionholders. As previously communicated on November 9, 2009, the exchange offer and the withdrawal rights are scheduled to expire at 11:59 p.m., Eastern Time, on December 8, 2009, unless extended.

For your reference, below is an updated Eligible Option Information Sheet:

Eligible Option Grant:
Grant	Name	Grant Date	Number of Shares Underlying Option	Vested	Unvested	Vesting Term*	Exercise Price
A

B

C

*	Original vesting term from date of original grant

Hypothetical New Option Grant (based on assumptions made as of November 18, 2009):

Grant	Expected New Option Grant Date	Assumed Closing Stock Price	Assumed Exchange Ratio	Number of Shares Underlying New Option Grant	New Vesting Date
A		$10.00
		$11.00
		$12.00
B		$10.00
		$11.00
		$12.00
C		$10.00
		$11.00
		$12.00

As noted, the exchange ratios presented above are estimated, based on current information. However, by 6:00 p.m., Eastern Time, on the date the exchange offer expires, the Company will notify you of the final exchange ratios and the closing price of the stock on such date (the “Expiration Date Information”). Such information will be provided by means of an e-mail message to you, at your Company e-mail address, and you will also be able to receive this Expiration Date Information by calling Linda Dunn at (904) 655-0162. You will have until 11:59 p.m., Eastern Time, on the date the exchange offer expires, (i) to elect to participate in the exchange offer or (ii) to withdraw previously tendered Eligible Option Grants.

You should direct questions about the exchange offer or requests for assistance (including requests for additional copies of the exchange offer, the Election Form, or other documents relating to this exchange offer) to Teri Podsiadlik by hand, by facsimile to (904) 783-5558, by regular or overnight mail to Winn-Dixie Stores, Inc., Attention: Teri Podsiadlik, 5050 Edgewood Court, Jacksonville, Florida 32254-3699, or by e-mail to TeriPodsiadlik@winn-dixie.com.